Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That each person whose signature appears below, as a Director of GenCorp Inc., an Ohio corporation (the “Company”), with its principal offices at Highway 50 & Aerojet Road, Rancho Cordova, California, does hereby make, constitute and appoint Yasmin R. Seyal and Mark A. Whitney, or one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.
Dated and effective as of the 23rd of January 2008.

/s/ TIMOTHY A. WICKS Timothy A. Wicks, Chairman of the Board	/s/ JAMES M. OSTERHOFF James M. Osterhoff, Director

/s/ CHARLES F. BOLDEN JR. Charles F. Bolden Jr., Director	/s/ TODD R. SNYDER Todd R. Snyder, Director

/s/ JAMES J. DIDION James J. Didion, Director	/s/ SHEILA E. WIDNALL Sheila E. Widnall, Director

/s/ DAVID A. LORBER David A. Lorber, Director	/s/ ROBERT C. WOODS Robert C. Woods, Director